Exhibit 10.2

EXECUTIVE SEVERANCE PLAN AGREEMENT

This Executive Severance Plan Agreement (the “Agreement”) entered into and effective on July 24, 2026 (the “Effective Date”), is by and between Melinda Paraie (the “Executive”) and Vera Bradley Designs, Inc. (the “Company”).

RECITALS

Whereas, the Executive currently serves as an employee-at-will of the Company;

Whereas, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a termination of employment or the occurrence of a Change in Control (as defined herein) of the Company.

Whereas, the Board believes that it is in the best interests of the Company and its shareholder to provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of termination or a Change in Control.
AGREEMENT

Now, Therefore, in consideration of the mutual covenants contained herein, the Company and Executive (each, a “Party,” and together, the “Parties”) hereby agree as follows:

1.Term of Agreement. The initial term of this Agreement will begin on the Effective Date and continue until March 31, 2029 (the “Initial Term”), unless sooner terminated pursuant to Section 3 of this Agreement. The Term (as defined in this section) of this Agreement will automatically extend by successive additional one-year periods beyond the Agreement’s expiration date unless either party provides written notice at least one hundred eighty days (180) in advance of the expiration of the Initial Term or any extended terms (the “Extended Terms”). The Initial Term and all Extended Terms, if any, shall constitute the “Term.”

2.At-Will Employment. Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company or any Affiliated Companies. Executive acknowledges that Executive is an at-will employee of the Company, meaning that either Executive or the Company can terminate the employment relationship at any time, with or without cause, and that this Agreement shall not change or affect Executive’s at-will status with the Company. If Executive’s employment with the Company shall terminate, the Executive shall have no further rights under this Agreement (except as provided hereunder).

3.Severance Benefits.

(a)Termination Without Cause or Resignation for Good Reason. If during the Initial Term of this Agreement or any Extended Terms, (1) the Company terminates Executive’s employment with the Company for a reason other than Cause, Executive becoming Disabled, or Executive’s death, or (2) Executive resigns from such employment for Good Reason, then, subject to the terms of this Agreement, Executive will receive the following severance benefits from the Company:

(i)Severance in an amount equal to twelve (12) months of Executive’s base salary as in effect immediately prior to the date of Executive’s termination of employment, less all required tax withholdings and other applicable deductions, payable in a lump sum in accordance with Section 3(e).

(ii)Any annual bonus that has been earned in the fiscal year prior to the employment termination that has not yet been paid, payable at the time payment is made to other similarly situated executives of the Company, but in no event later than two and one-half (2½) months after the close of the year in which the Executive becomes vested in such bonus;

(iii)Provided that the Executive’s employment is terminated on a date that is later than the last day of the first fiscal quarter of the applicable fiscal year, a pro rata portion of the amount of the annual bonus, if any, the Executive would have received under the Company’s annual cash bonus plan for the year in which the Executive's employment terminated (hereinafter, the "Prorated Bonus"). The Company shall determine the annual bonus, if any, the Executive would have earned under the Company’s annual cash bonus plan had the Executive been employed through the end of the applicable period (the "Base Incentive Amount"), in accordance with the methods used to calculate the annual bonus for the Company's other similarly situated executives in the applicable annual bonus plan. The Prorated Bonus to be paid pursuant to this Section shall be determined by multiplying the Base Incentive Amount by a fraction, the numerator of which is the number of calendar days from the beginning of the applicable fiscal year in which the termination occurred through the date of termination and the denominator of which is 365. Any Prorated Bonus payment due under this Section shall be paid at the time payment is made to other similarly situated executives in the applicable annual bonus plan, but in no event later than two and one-half (2½) months after the close of the fiscal year in which the Executive’s employment terminated;

(iv)Payment of the Executive's COBRA premiums (sufficient to cover full family health care, if the Executive has elected family coverage) for a period of up to twelve (12) months following the termination of the Executive's employment if the Executive elects such COBRA coverage. The foregoing notwithstanding, the Company's obligation to provide the payment described in the preceding sentence shall cease on the date the Executive becomes eligible for coverage under another group health plan offered by a new employer of the Executive or covered under a group health plan of the employer of the Executive's spouse, in either case, which does not impose pre-existing condition limitations on the Executive's coverage. Nothing herein shall be construed to extend the period of time over which COBRA continuation coverage shall be provided to an Executive or the Executive’s dependents beyond that mandated by law. (The foregoing benefits are hereinafter referred to as the "COBRA Benefits");

(v)The Company shall cause to immediately vest in full any unvested portion (as of the Date of Termination) of the grant of 269,231 restricted stock units (“RSUs”) granted to Executive on December 12, 2025;

(vi)The Company shall also cause to vest a pro-rated portion of all other unvested RSU grants made to Executive on or before the last day of fiscal year 2028 and held by Executive as of the Date of Termination, calculated for each RSU grant as: (1) the number of RSUs that would have vested on the next applicable vesting date of such RSU grant, times (2) the number of days that had elapsed since the last vesting date of such RSU grant, or (if no RSUs in such grant had already vested) the grant date of such RSU grant, divided by (3) 365. Vesting of RSUs in accordance with this paragraph shall occur on the dates that the applicable RSUs would have vested and been paid out had Executive remained employed by Company through such vesting date. In the case of RSU grants whose vesting is subject to the Company’s achievement of specified performance or financial targets, vesting pursuant to this paragraph remains subject to the Company achieving such performance targets (which may be above or below the specified “Target” levels provided in the applicable grant agreement); the issuance of shares would not be delayed by any additional years provided in the applicable grants after vesting conditions are met.

(vii)Except as expressly provided in this Section 3, Executive shall have no right to receive any compensation or other benefits under this Agreement as a result of or in connection with the Company’s termination of Executive’s employment with the Company for a reason other than Cause, Executive becoming Disabled or Executive’s death or Executive resigns from such employment for Good Reason, where such separation of employment occurs during the Initial Term or Extended Terms of this Agreement.

(b)Cessation of Payments and Benefits. Notwithstanding any other provision of this Agreement to the contrary, the obligation of the Company to pay or provide the benefits under Section 3 shall automatically and immediately terminate upon a breach by Executive of this Agreement, including without limitation a breach of Executive’s obligations under Section 5, other than an immaterial and inadvertent breach of any provision other than those set forth in Section 5 that is discontinued and/or remedied (to the extent subject to cure) by Executive promptly to the reasonable satisfaction of the Board.

(c)Accrued Obligations and Other Benefits. Upon Executive’s separation of employment for any reason, the Company shall pay: (1) Executive’s accrued and unpaid Base Salary through the date of termination, to the extent not theretofore paid (the “Accrued Obligations”), which payments shall not be subject to the Release and shall be paid within thirty (30) days of the date of termination; (2) any other benefits (other than benefits under any severance or termination pay plan of the Company) that are otherwise required to be provided to Executive or to which Executive is otherwise eligible to receive through the date of termination under the terms of the applicable Company plan shall be provided to Executive consistent with the terms of the applicable Company plan (the “Other Benefits”). Such payment of the Other Benefits shall not be subject to the Executive’s execution of the Release unless otherwise called for in the applicable governing Company plan.

(d)Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control. If during the period that commences six (6) months prior to a Change in Control and continues for a period of two years after the consummation of a Change in Control (the “Termination Period”), (1) the Company terminates Executive’s employment with the Company for a reason other than Cause, Executive becoming Disabled, or Executive’s death, or (2) Executive resigns from such employment for Good Reason, then, subject to the terms of this Agreement, Executive will receive the severance benefits outlined in Section 3(a) above and the following additional severance benefits from the Company

Executive will receive an additional severance amount equal to six (6) months of
Executive’s base salary as in effect immediately prior to the date of Executive’s termination of employment, less all required tax withholdings and other applicable deductions, payable in a lump sum in accordance with Section 3(e).

(e)Timing of Payments. Subject to any specific timing provisions in Section 6 or Section 7, payment of severance under this Section 3 shall be made in a lump sum within ten (10) days after termination of Executive’s employment with the Company and the date the Release (as defined in Section 4(a)) becomes effective.

(f)Full Settlement. Except as expressly provided in this Section 3, Executive shall have no right to receive any compensation or other benefits under this Agreement as a result of or in connection with the termination of this Agreement or the termination of Executive’s employment with the Company. If the Company has other severance programs or plans in place during the Term, Executive shall not be eligible for benefits under any such programs or plans.

4.Conditions to Receipt of Severance. Executive agrees that in order to receive the benefits provided in Section 3(a) and (d) (the “Severance Benefits”):

(a)Executive must execute and not thereafter revoke a general release in a form provided by and acceptable to the Company (the “Release”) by the deadline set by the Company for the return of the Release. The Company will set a deadline for return of the Release (the “Release Deadline”) that will be no later than 60 days following the termination of employment. If the termination of employment occurs at a time during the calendar year where the Release Deadline could occur in the calendar year following the calendar year in which Executive’s termination of employment occurs, then any severance payments or benefits under this Agreement that are not exempt from Section 409A will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or such later time as required by (i) the payment schedule applicable to such payment or benefit as set forth in Section 3, (ii) the date the Release becomes effective, or (iii) Section 6.

(b)The Executive shall comply with requirements of Section 5 both during and after his employment.

5.Restrictive Covenants. Executive hereby understands, acknowledges and agrees that, by virtue of Executive’s positions with the Company and any other Affiliated Company, Executive has and will have advantageous familiarity and personal contacts with the customers, wherever located, of the Company or any other Affiliated Company and has and will have advantageous familiarity with the business, operations and affairs of the Company or other Affiliated Companies. In addition, the Executive understands, acknowledges and agrees that the business of the Company and the other Affiliated Companies is highly competitive. Accordingly, Executive agrees to the following restrictive covenants and obligations:

(a)Limited Non-Competition. During the Executive’s employment with the Company and for a period of twelve (12) months after Executive is no longer employed by the Company, regardless of the reason for termination of employment and however terminated (the “Restricted Period”), the Executive shall not directly or indirectly, as an employee, officer, director, agent, partner, owner, stockholder, representative, consultant, or vendor with, for, or on behalf of any Competitor (as defined below) (as an “Association”), unless in the exercise of its sole discretion Company has approved each Association in writing, perform the same or similar activities the Executive has performed for the Company or any of its Affiliates. The Executive will not have violated this Section 5(a) solely as a result of the Executive’s investment in capital stock or other securities of a Competitor or any of its Affiliates listed on a national securities exchange or actively traded in the over-the-counter market if the Executive and the members of the Executive’s immediate family do not, directly or indirectly, hold more than one percent of all such shares of capital stock or securities issued and outstanding. For purposes of this Agreement, the term “Competitor” means each entity, company, enterprise or group set forth on Appendix A hereto.

(b)Non-solicitation of Clients. During the Executive’s employment with the Company or any Affiliated Companies and during the Restricted Period, regardless of the reason for termination of employment and however terminated, Executive shall not, directly or indirectly, whether individually or together with any other Person, as a shareholder or other owner, partner, member, director, officer, employee, independent contractor, creditor or agent of any person (other than for the Company or any Affiliated Companies):

(i)Solicit or attempt to solicit, divert or take away any Client (as defined in Section 8); or

(ii)Request, persuade, induce or advise or attempt to request, persuade, induce or advise, any Client to terminate, or materially reduce, limit or change, Client’s services or business relationship with the Company or other Affiliated Companies; provided, that for this Section 5(b)(ii) the term “Client” shall not include the spouse or children of Executive whose primary residence is the Executive’s primary residence; or

(iii)Otherwise materially and adversely interfere with or damage (or attempt to interfere with or damage) any relationship between the Company or any Affiliated Company and any Client.

(c)Non-solicitation of Employees and Vendors. During the Executive’s employment with the Company or any Affiliated Companies and during the Restricted Period, regardless of the reason for termination of employment and however terminated, Executive shall not, directly or indirectly, whether individually or on behalf of any other Person, whether as a shareholder or other owner, partner, member, director, officer, employee, independent contractor, creditor or agent of any person (other than for any Affiliated Company):

(i)solicit, entice, persuade, induce or attempt to solicit, entice, persuade or induce any Employees to terminate his or her employment with the Company or any of the Affiliated Companies, or offer or provide employment (whether such employment is with the Executive or any other Person) either on a full-time, part-time, consulting or independent contractor basis; or

(ii)solicit, entice, persuade, induce or attempt to solicit, entice, persuade or induce any Independent Contractors or Agents to terminate his, her or their contract or relationship with the Company or any of the Affiliated Companies or discontinue providing services to the Company and/or its Clients; or

(iii)solicit, entice, persuade, induce or attempt to solicit, entice, persuade or induce any suppliers, vendors or others who were supplying services or goods to the Company, or any of the Affiliated Companies, during the one-year period prior to the Date of Termination, to terminate, or materially reduce, limit or change, their business or relationship with the Company or any of the Affiliated Companies.

(d)Non-disclosure of Confidential Information. Executive understands, acknowledges and agrees that during the course of employment with the Company Executive has gained or will gain information regarding, knowledge of and familiarity with the Confidential Information of the Company, and other Affiliated Company and that if the Confidential Information was disclosed by Executive to any competitor or Person outside the employ of the Company, or any other Affiliated Company, or Executive was to be employed by a competitor or engage in competition with the Company or any other Affiliated Company, the Company, the and/or other Affiliated Company, would suffer irreparable damage and harm. Executive understands, acknowledges and agrees that the Confidential Information derives substantial economic value from, among other reasons, not being known or readily ascertainable by proper means by others who could obtain economic value therefrom upon disclosure. Employee acknowledges and agrees that the Company, or other Affiliated Company, use reasonable means to maintain the secrecy and confidentiality of the Confidential Information.

Therefore, at all times while the Executive is employed by the Company or any Affiliated Company, and at all times thereafter, the Executive will not (a) directly or indirectly disclose, communicate, provide or discuss any Confidential Information with or to any Person other than those directors, officers, employees, representatives and agents of the Company, and any other Affiliated Companies who need to know such Confidential Information for a proper corporate purpose, or use any Confidential Information for Executive’s own benefit or the benefit of any Person other than the Company, or any other Affiliated Company, except as may be required by valid court order or subpoena, or in response to a proper request from a regulatory or governmental agency having authority over the Company or other Affiliated Company, or (b) directly or indirectly use any Confidential Information to compete against the Company, or any other Affiliated Company.

The covenant contained in this Section shall be binding upon the signing of this Agreement and thereafter unless the Confidential Information becomes obsolete or generally known in the Company’s trade or industry by means other than a breach of this Section. Employee agrees to notify the Company within three (3) business days of the receipt of court order, subpoena or request requiring the disclosure of Confidential Information, unless otherwise prohibited by law and only to the extent allowed under the law. Nothing in this Section, or any other provision of this Agreement, shall be construed to prohibit Executive from reporting conduct to, providing truthful information to or participating in any investigation or proceeding brought or conducted by any federal, state, or local government agency or self-regulatory organization.

Executive covenants and agrees to keep all Confidential Information subject to the Company’s, or any Affiliate Company’s custody and control and to immediately return to the Company or other appropriate Affiliated Company, all Confidential Information that is still in Executive’s possession or control at the termination of Executive’s employment. Executive agrees that all Confidential Information is confidential and is and at all times will remain the property of, as applicable, the Company or any other Affiliated Companies.

Notwithstanding any provisions in this Agreement or policy applicable to the unauthorized use or disclosure of trade secrets, Executive is hereby notified that, pursuant to Section 7 of the federal Defend of Trade Secrets Act of 2016, Executive cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law. Executive also may not be held so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his own attorney and may use the trade secret information in the court proceeding, if documents containing the trade secret information are filed under seal and trade secrets are not disclosed, except pursuant to court order.

(e)Non-disparagement.

(i)Executive shall not, directly or indirectly, at any time (whether during Executive’s employment or thereafter), disparage the Company, or any Affiliated Company, or its business, services, shareholders, officers, directors, whether verbally or in writing, to any third party. Furthermore, Executive agrees that he will not disparage the Company’s customers, including any of the customer’s directors, officers, employees, owners or executives (if applicable to the customer). For purposes of this Agreement, “disparage” shall mean any false or misleading statement, whether written or verbal, about those entities or persons, its or their work product or business operations. This Agreement shall not preclude or prohibit Executive from (i) making truthful statements to correct any false statements made by any Affiliated Company or any person acting on behalf thereof about Executive; (ii) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice or the U.S. Securities and Exchange Commission, or participating in any investigation by such governmental agency or entity; or, (iii) making truthful statements in connection with any due diligence investigation being undertaken by a part to a potential Change in Control.

(ii)The Company expressly agrees that it will not authorize any director or officer, directly or indirectly, to say, write, express, communicate or relate anything false or misleading about Executive to any third person or entity except when otherwise required by process of law.

(f)Enforcement; Remedies; Blue Pencil. Executive acknowledges that: (1) the various covenants, restrictions, and obligations set forth in this Section 5 are separate and independent obligations, and may be enforced separately or in any combination; (2) the provisions of this Section 5 are fundamental and essential for the protection of the Company’s, and the Affiliated Companies’ legitimate business and proprietary interests, and the Affiliated Companies (other than the Company) are intended third-party beneficiaries of such provisions; (3) such provisions are reasonable and appropriate in all respects and impose no undue hardship on Executive; and (4) in the event of any violation by Executive of any of such provisions, the Company and, if applicable, the Affiliated Companies, will suffer irreparable harm and their remedies at law may be inadequate. In the event of any violation or attempted violation of any provision of this Section 5 by Executive, the Company, and the Affiliated Companies, or any of them, as the case may be, shall be entitled to a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief, without any showing of irreparable harm or damage or the posting of any bond, in addition to any other rights or remedies that may then be available to them, including, without limitation, money damages and the cessation of the payments contemplated under Section 3. If any of the covenants set forth in this Section 5 is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining such covenants shall not be affected thereby.

(g)Full Time of Compliance. Executive acknowledges that the Company is entitled to the full post-termination restriction on the activities set forth in this Section. Therefore, in the event any of the provisions of this Section are breached by Executive (as determined by final adjudication or settlement), the commencement of the applicable post-termination restriction will not begin until Executive is in full compliance with this Section.

6.Code Section 409A.

(a)Although the Company does not guarantee the tax treatment of any payments under the Agreement, the intent of the Parties is that the payments under this Agreement be exempt from, or comply with, Section 409A of the Code and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted the Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company, any Affiliated Company, or their respective affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b)For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(c)Notwithstanding any other provision of this Agreement to the contrary, if at the time of Executive’s separation from service (as defined in Code Section 409A), Executive is a “Specified Employee” within the meaning of and in accordance with Treasury Regulation Section 1.409A-1(i), then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable).

7.Limitation on Payments Under Certain Circumstances. Anything in this Agreement to the contrary notwithstanding, in the event the Company’s independent public accountants (the “Accounting Firm”) determine that any payment by the Company to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise, would be non-deductible by the Company for federal income tax purposes because of Code Section 280G, the amount payable to or for the benefit of Executive pursuant to this Agreement will be reduced (but not below zero) to the Safe Harbor Amount. For purposes of this Agreement, the “Safe Harbor Amount” will be the maximum amount that may be paid to the Executive without causing the payment to be non-deductible by the Company due to Code Section 280G.

8.Defined Terms. For purposes of this Agreement, the following terms shall have the meaning set forth below:

(a)“Affiliated Companies” or “Affiliated Company” shall mean the Company, all of their respective direct or indirect subsidiaries, and any other entities controlled by, controlling, or under common control with the Company, including any successors thereof.

(b)“Cause” shall mean, as determined in the sole discretion of the Company, any one or more of the following:

(i)an indictment of Executive, or plea of guilty or plea of nolo contendere by Executive, to a charge of an act constituting (A) a felony under the federal laws of the United States, the laws of any state, or any other applicable law, (B) fraud, embezzlement, or misappropriation of assets, (C) willful misfeasance or dishonesty, or (D) other willful actions or criminal conduct which materially and adversely affects the business (including business reputation) or financial condition of the Company;

(ii)the continued failure of Executive to (A) perform substantially Executive’s duties with the Company (other than any such failures resulting from incapacity due to physical or mental illness), (B) observe all material obligations and conditions to be performed and observed by Executive under this Agreement, or (C) perform his duties in accordance, in all material respects, with the policies and directions established from time to time by the Chief Executive Officer, the Board or a duly authorized Board committee.

(c)“Change in Control” means the occurrence of any one of the following events:

(i)the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission as in effect on the date of this Award), other than (1) the Company or a company owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (2) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, of securities of the Company representing more than twenty-five percent (25%) of the combined voting power of the Company's then outstanding securities;

(ii)the occupation of a majority of the seats (other than vacant seats) on the Board by Persons who were neither (1) nominated by the Board nor (2) appointed by directors so nominated; or

(iii)the consummation of (1) an agreement for the sale or disposition of all or substantially all of the Company's assets, or (2) a merger, consolidation or reorganization of the Company with or involving any other company, other than a merger, consolidation or reorganization that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization.

(d)“Client” or “Clients” shall mean any Person to whom the Company rendered or provided services or sold products at any time during the six (6) months immediately preceding the Date of Termination: (a) with whom Executive had any contact, either directly or indirectly, related to or in connection with the Company or the services; (b) whom or which Executive managed, had responsibility for or regularly serviced, or; (c) about whom or which Executive obtained Confidential Information.

(e)“Code” means the Internal Revenue Code of 1986, as amended.

(f)“Confidential Information” shall mean any and all materials, records, data, documents, lists, writings, and information (whether in writing, printed, electronically stored, computerized, on disk or otherwise, including all copies, summaries, analyses and extracts) relating or referring in any manner to trade secrets (as currently defined under applicable law, including the Indiana Uniform Trade Secrets Act and any amendments or successor statutes) of the Company and/or other non-public financial or proprietary Company information, including but not limited to business reports, business records, business plans, projections, income statements, profit and loss statements, business strategies and/or strategic plans, internal audits, sales, sales techniques, budgets, pricing, research and development, intellectual property, software and/or computer programs, marketing strategies, marketing plans or materials, business development plans or strategies, records or information relating to customers or account holders of the Company, customer lists, and processes, systems, methods, documentation or devices used in or pertaining to the business of the Company which are unique to the business of or services or products of the Company or an Affiliated Company.

(g)“Date of Termination” means (i) the effective date on which Executive’s employment by the Company terminates as specified in a written notice by the Company or the Executive, as the case may be, to the other, or (ii) if Executive’s employment by the Company terminates by reason of death, the date of death of Executive.

(h)“Disability” or “Disabled” means termination of the Executive’s employment by the Company due to the Executive’s inability, by reason of any physical or mental condition or impairment, as determined in the sole discretion of the Company, to perform the essential functions of Executive’s job, with or without reasonable accommodations, for any consecutive one hundred eighty (180) consecutive day period, provided that notice of any termination by the Company because of Executive’s disability shall have been given to Executive prior to the full resumption by him of the performance of such duties.

(i)“Employee” shall mean any employee of Company or an Affiliated Company as of the Date of Termination.

(j)“Good Reason” means Executive’s termination of employment within ninety (90) days following the expiration of any cure period (discussed below) following the occurrence, without Executive’s consent, of one or more of the following: (1) a material reduction in Executive’s base compensation (except where there is a reduction applicable to all similarly situated executive officers generally, provided such reduction is no more than 10% of Executive’s highest base compensation); (2) material reduction in duties, responsibilities of Executive’s position; or (3) a material breach by the Company of this Agreement. Executive will not be considered to have resigned for Good Reason unless Executive provides the Company with written notice of the existence of the applicable “good reason” condition within sixty (60) days of the date the Executive believes the condition first arose, specifically identifying the acts or omissions constituting the grounds for Good Reason and a cure period of thirty (30) days following the date of such notice during which such condition must not have been cured.

(k)“Person” or “Persons” means any natural person, proprietorship, partnership, corporation, limited liability corporation, bank, organization, firm, business, joint venture, association, trust or other entity and any government agency, body or authority.

(l)“Prospective Client” or “Prospective Clients” means any Person that Executive solicited, targeted or identified as a prospective or potential customer, or Executive actually knew the Company solicited, targeted or identified as a prospective or potential customer, or about which Executive obtained information on behalf of the Company for purposes of soliciting, targeting, or identifying as a prospective customer or potential customer, during the six (6) month period preceding the Date of Termination.

(m)“Section 409A” means Code Section 409A, and the final regulations and any guidance promulgated thereunder or any state law equivalent.

(n)“Solicit” shall mean any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, persuading, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action; provided, however, that the term “Solicit” shall not include general advertisements by an entity with which Executive is associated or other communications in any media not targeted specifically at any specific individual described in Section 5(b) or Section 5(c).

9.Successors.

(a)Company Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 9(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(c)The rights and obligations of Executive hereunder are not assignable or delegable, and any prohibited assignment or delegation will be null and void. The Company may, without the prior consent of the Executive, assign this Agreement to any successor of the Company, or in connection with any merger, consolidation, share exchange, combination, sale of stock or assets or similar transaction. The provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the Company.

10.Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that EXECUTIVE IS WAIVING EXECUTIVE’S RIGHT TO A JURY TRIAL. Finally, Executive Agrees that Executive has been provided an opportunity to seek the advice of an attorney of the Executive’s choice before signing this Agreement.

11.Notice.

(a)General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid with a copy sent by electronic mail. In the case of Executive, mailed notices will be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its chief legal officer.

(b)Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other Party hereto given in accordance with Section 11(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice), subject to any applicable cure period. The failure by Executive or the Company to include in the notice any fact or circumstance which contributes to a showing of Good Reason or Cause, as applicable, will not waive any right of Executive or the Company, as applicable, hereunder or preclude Executive or the Company, as applicable, from asserting such fact or circumstance in enforcing his or its rights hereunder, as applicable.

12.Miscellaneous Provisions.

(a)No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b)Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either Party of any breach of, or of compliance with, any condition or provision of this Agreement by the other Party will be considered a waiver of any other condition or provision or of the same condition or provision at another time. The failure of any Party to insist in anyone or more instances upon performance of any of the provisions of this Agreement, or to pursue any rights under this Agreement, shall not be construed as a waiver of any such provisions or relinquishment of any rights under this Agreement, or affect the validity of the Agreement or any part of the Agreement, or the right to enforce each and every provision of the Agreement in accordance with its terms

(c)Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d)Entire Agreement. This Agreement constitutes the entire agreement of the Parties hereto and supersedes in their entirety all prior or contemporaneous representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the Parties with respect to the subject matter hereof. Executive acknowledges and agrees that this Agreement encompasses all the rights of Executive to any severance payments and/or benefits based on the termination of Executive’s employment and Executive hereby agrees that he has no such rights except as stated herein. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by Executive (or his duly authorized representative) and by an authorized officer of the Company (other than Executive) and which specifically mention this Agreement.

(e)Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Indiana without giving effect to provisions governing the choice of law.

(f)Severability. The invalidity or unenforceability of any provision or provisions, or portions or parts thereof, of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g)Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes, as determined in the Company’s reasonable judgment.

(h)Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(i)Compliance with Applicable Law.

(i)The benefits paid and provided under this Agreement are subject to and conditioned upon compliance with applicable requirements of federal, state and local law and regulation, whether currently in effect or subsequently enacted, including without limitation, 12 U.S.C. Section 1828(k) and the regulations promulgated thereunder in 12 C.F.R. Part 359. Consistent with the foregoing, the Company shall have the right to defer, cancel or recoup any payment or refuse to provide any benefit under this Agreement in the event the Company determines in good faith, acting in its sole discretion, that making such payment or providing such benefit violates any applicable law or regulation. Further, benefits paid and provided under this Agreement may be subject to any claw back policy generally applicable to the executives of the Company as may be required by applicable law or regulation.

(ii)If Executive is suspended and/or temporarily prohibited from participating in the conduct of Company’s affairs, Company’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Company shall (i) pay Executive all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(iii)If Executive is removed and/or permanently prohibited from participating in the conduct of Company’s affairs, all obligations of Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the Parties shall not be affected.

(j)Jurisdiction; Venue. The Parties hereto irrevocably consent to the jurisdiction and venue of the state court for the State of Indiana located in Allen County, Indiana, or the Federal District Court for the Northern District of Indiana, Fort Wayne Division, and agree that all actions, proceedings, litigation, disputes, or claims relating to or arising out of this Agreement shall be brought and tried only in such courts.

(k)No Reliance. Executive hereby acknowledges and agrees that he has read this Agreement in its entirety prior to executing it, understands the provisions and effects of this Agreement, has consulted with such attorneys, accountants, and financial and other advisors as he has deemed appropriate in connection with their respective execution of this Agreement, and has executed this Agreement voluntarily. Executive further acknowledges and agrees that no promise, inducement or agreement, not herein expressed, has been made to Executive, and that the terms of this Agreement are contractual and not mere recitals. EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT THIS AGREEMENT HAS BEEN PREPARED BY COUNSEL TO THE COMPANY AND THAT HE HAS NOT RECEIVED ANY ADVICE, COUNSEL, OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM THE COMPANY OR ITS ATTORNEYS OR COUNSEL AND THAT IN EXECUTING THIS AGREEMENT HE DOES NOT RELY AND HAS NOT RELIED UPON ANY REPRESENTATION OR STATEMENT BY THE COMPANY OR THE AFFILIATED COMPANIES OR THEIR RESPECTIVE AGENTS, OTHER THAN THE STATEMENTS WHICH ARE CONTAINED WITHIN THIS AGREEMENT. EXECUTIVE HAS BEEN AFFIRMATIVELY ADVISED TO SEEK LEGAL COUNSEL OF HIS OWN CHOOSING BEFORE SIGNING THIS AGREEMENT.

(l)Construction. This Agreement is the result of negotiations between the Parties, and no Party shall be deemed to be the drafter of this Agreement. Accordingly, this Agreement shall be interpreted and construed without any presumption or inference based upon or against the Party causing this Agreement to be prepared.

The language of this Agreement shall, in all cases, be construed as a whole, according to its fair meaning and not strictly for or against either Party.

(m)“No-Defense” Provision. The covenants set forth in this Agreement are essential terms and conditions to the Company continuing to employ the Executive and shall be construed as independent of any other obligations or agreements between Executive and the Company. The existence of any claim or cause of action the Executive may have against the Company, including but not limited to the Company’s alleged material breach of any agreement with Executive, shall not constitute a defense to the enforcement by the Company of the covenants and obligations in this Agreement and shall not relieve the Executive of his obligations under this Agreement.

13.Obligations of Executive. During Executive’s employment with the Company, Executive shall devote Executive’s best efforts and attention, on a full-time basis, to the performance of the duties required as an employee of the Company. Executive shall provide such services using such care and attention as would be taken by a competent and prudent person in a like position of employment under similar circumstances. Executive shall have such authority and responsibility reasonably commensurate with job title as may be assigned from time-to-time by the Company in its sole discretion. Executive agrees to be bound by and comply with all policies, procedures, rules and regulations of the Company, including but not limited to those set forth in any compliance policy adopted by Company or set forth in its employee handbook or manual, as may be amended by the Company in its sole discretion. Employee further agrees that at all times during employment with the Company act in compliance with all federal, state and local laws, regulations and ordinances.

14.Attorneys’ Fees and Expenses. The Parties shall bear their own costs and attorneys’ fees incurred in connection with the preparation and execution of the Agreement. In any action that is brought to enforce or interpret this Agreement, the prevailing Party shall be entitled to recover its or his reasonable attorneys’ and paralegal fees and expenses incurred in connection therewith, unless otherwise prohibited by law. In any such action, Executive waives all claims or defenses that the Company, or Affiliated Company, has an adequate remedy at law, and Executive shall not urge, in any such action or proceeding, the claim or defense that such a remedy at law exists.

15.Disclaimer. Nothing in this Agreement, including the confidentiality and nondisclosure provisions, shall be construed to prohibit Executive from reporting conduct to, providing truthful information to, or participating in any investigation or proceeding brought or conducted by, any federal or state government agency or self-regulatory organization.

16.Survival of Provisions. Any provision of this Agreement, which by terms or reasonable implication is to be or may be performed or effective after the termination of the Agreement, shall be deemed to survive such termination.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS THEREOF, Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

VERA BRADLEY, INC.	EXECUTIVE
By: /s/ Ian Bickley	/s/ Melinda Paraie
Its: Chief Executive Officer & Chairman	Melinda Paraie

Appendix A
Competitors
Coach
Kate Spade
Tory Burch
Long Champ
JanSport
Samsonite & Tumi
Away Luggage
MZ Wallace
LoveShackFancy
Roller Rabbit
L.L. Bean
Mark & Graham
Franklin & Rose
Print Fresh
Heart of Grace Designs
FarmRio
Sezane
Stoney Clover
Call It By Your Name